UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 13, 2007

Intelli-Check, Inc.
(Exact name of registrant as specified in charter)

Delaware	001-15465	11-3234779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

246 Crossways Park West, Woodbury, NY		11797
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 516-992-1900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2007, Intelli-Check, Inc. (“Intelli-Check”) appointed Louis Gryga Intelli-Check’s Senior Vice President Marketing, Sales and Operations, effective immediately.

Mr. Gryga is 50 years old and has over 25 years of sales and marketing experience with a number of software focused companies. For most of his career, Mr. Gryga has organized and implemented sales and marketing programs that established and grew sales channels for software products. From 2002 to the present, Mr. Gryga served as CEO of Aegis Commerce Solutions, a privately held software product company that provides Enterprise Resource Planning software for the airline and building industry. From 1998 to 2002, Mr. Gryga consulted for emerging growth technology firms in the areas of management, marketing, sales and business development. From 1989 to 1998, he worked at Soft-Switch, a division of Lotus Development Corporation/IBM, an industry leading provider of messaging infrastructure software, where he held the position of Director of Worldwide Sales from 1995 to1998.

Mr. Gryga will be paid a base salary of $120,000 a year, plus commissions based on net invoiced sales. In addition, he will receive an option to purchase 50,000 shares of Intelli-Check’s common stock with an exercise price based on the closing market price on August 16, 2007, which vest upon the attainment of certain sales goals. Mr. Gryga has no family relationships with any Intelli-Check directors or executive officers.

Item 9.01. Financial Statements and Exhibits.

Exhibits:

Exhibit	Description
99.1	Press Release dated August 14, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLI-CHECK, INC.

Dated: August 16, 2007	By:	/s/ Peter J. Mundy
Name: Peter J. Mundy
Title: Vice President and CFO

Exhibit Index

Exhibit	Description
99.1	Press Release dated August 14, 2007